Exhibit 10.27

PULSE BIOSCIENCES, INC.

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This fourth amendment (this “Amendment”) is entered into effective as of March 26, 2024, by and between Darrin Uecker (“Executive”) and Pulse Biosciences, Inc. (the “Company,” and together with Executive, the “Parties”).

WHEREAS, the Company and Executive entered into an employment agreement dated September 8, 2015 (as amended, the “Employment Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Employment Agreement related to Executive’s base compensation and bonus target;

NOW, THEREFORE, in considerations of the promises, mutual covenants, and above recitals, including Executive’s eligibility to receive substantially increased base compensation, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.	Amendments. Sections 3(a) and 3(e) of the Employment Agreement, titled “Compensation,” are hereby amended and restated in their entirety as follows:

“(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $525,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically (but not less frequently than bi-monthly) in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices. . . .

(e) Annual Bonus. Executive will be eligible to receive an annual bonus of up to 70.00% of Executive’s base salary (the “Target Bonus”) less applicable withholdings, calculated in a manner consistent with the Company’s normal practices, upon the attainment of annual designated corporate goals and milestones, in each case set and measured in the good faith discretion of the Board at a time consistent with the other executives of the Company. Executive’s eligibility, and the terms and conditions, for the Target Bonus will be documented and issued to Executive if and when approved by the Board. If awarded, the Target Bonus will be paid prior to the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned, provided that the Employment Term extends through the date of payment.”

2.	Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement as previously amended shall remain in full force and effect.

3.

Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

4.	Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, effective as of the Amendment Date.

PULSE BIOSCIENCES, INC.	EXECUTIVE
/s/ Kevin Danahy By: Kevin Danahy Its: Chief Executive Officer Date: March 27, 2024	/s/ Darrin Uecker By: Darrin Uecker Date: March 27, 2024